Exhibit 99.1

FOR IMMEDIATE RELEASE
Nicholas	Contact: Irina Nashtatik	NASDAQ: NICK
Nicholas Financial, Inc. Corporate Headquarters 2454 McMullen-Booth Rd. Building C, Suite 501 Clearwater, FL 33759	CFO Ph # (727)-726-0763	Web site: www.nicholasfinancial.com

Nicholas Financial Reports

3rd Quarter Fiscal Year 2022 Results

•
Portfolio Yield for the three months ended December 31, 2021 increased to 27.7% compared to 27.3% during the prior year third quarter
•
Originations year-over-year on new Contracts purchased for the three months ended December 31, 2021 increased by 27.4% compared to prior year third quarter
•
Originations year-over-year on Direct Loans for the three months ended December 31, 2021 increased by 84.7% compared to prior year third quarter
•
Accounts 60+ days delinquent decreased to 3.5%, excluding Chapter 13 bankruptcy accounts, compared to 3.9% as of the prior year third quarter

January 31, 2022 – Clearwater, Florida - Nicholas Financial, Inc. (NASDAQ: NICK) announced a net loss for the three months ended December 31, 2021 of $0.7 million compared to net income of $3.8 million for the three months ended December 31, 2020. As announced on November 5, 2021 the Company entered into new senior secured credit facility. Concurrently, the Company recognized $1.9 million of additional interest expense related to previously incurred but unamortized debt issuance costs on the extinguishment of the Ares credit facility. Diluted net loss per share was $0.09 for the three months ended December 31, 2021 as compared to net income per share of $0.49 for the three months ended December 31, 2020. Interest and fee income on finance receivables decreased 7.1% to $12.2 million for the three months ended December 31, 2021 as compared to $13.2 million for the three months ended December 31, 2020. Total revenue declined 15.4% to $12.2 million for the three months ended December 31, 2021 as compared to $14.5 million during the three months ended December 31, 2020 in which the Company recognized $1.3 million realized and unrealized gain on equity investments. For the three months ended December 31, 2021 operating expenses increased to $8.9 million from $7.4 million when compared to the three months ended December 31, 2020, primarily due to an increase in the administrative, salaries, and employee benefits expenses. The Company reported loss before income taxes for the three months ended December 31, 2021 of $0.9 million compared to income before income taxes of $5.0 million for the three months ended December 31, 2020. The Company recorded an income tax benefit of approximately $0.2 million during the three months ended December 31, 2021 as compared to income tax expense of $1.2 million during the three months ended December 31, 2020.

The Company announced net income for the nine months ended December 31, 2021 of $2.6 million compared to net income of $6.5 million for the nine months ended December 31, 2020. As announced on November 5, 2021 the Company entered into new senior secured credit facility. Concurrently, the Company recognized $1.9 million of additional interest expense related to previously incurred but unamortized debt issuance costs on the extinguishment of the Ares credit facility. Diluted net income per share was $0.34 for the nine months ended December 31, 2021 as compared to net income per share of $0.85 for the nine months ended December 31, 2020. Interest and fee income on finance receivables decreased 9.6% to $37.4 million for the nine months ended December 31, 2021 as compared to $41.4 million for the nine months ended December 31, 2020. Total revenue declined 12.4% to $37.4 million for the nine months ended December 31, 2021 as compared to $42.7 million during the nine months ended December 31, 2020 in which the Company recognized $1.3 million realized and unrealized gain on equity investments. For the nine months ended December 31, 2021 operating expenses increased to $25.1 million from $22.9 million when compared to the nine months ended December 31, 2020, primarily due to an increase in salaries and employee benefits expenses. Provision for credit losses decreased to $3.8 million from $7.0 million for the nine months ended December 31, 2021 and 2020, respectively, due to a decrease in net charge-off percentage. The Company reported income before income taxes for the nine months ended December 31, 2021 of $3.6 million compared to income before income taxes of $8.2 million for the nine months ended December 31, 2020. The Company recorded an income tax expense of approximately $0.9 million during the nine months ended December 31, 2021 as compared to income tax expense of $1.7 million during the nine months ended December 31, 2020.

For the nine months ended December 31, 2021, the Company originated $79.9 million in finance receivables, collected $87.8 million in principal payments, reduced debt by $33.3 million and cash by $26.4 million.

“We are generally pleased with our financial results for the 3rd Quarter of the Fiscal Year in spite of having to recognize a one-time, non-recurring, non-cash transaction of $1.9 million related to the closing of our credit facility with Ares,” commented Doug Marohn, president and CEO of Nicholas Financial. “This new credit facility provides us significant savings in that the credit spread decreased from 3.75% down to 2.25%, and 1% floor over LIBOR was replaced with zero floor over SOFR. Revolving structure of the facility allows us same-day access to capital and notably larger credit availability, which increased from $18.3 million to $77.6 million on the consecutive quarter-over-quarter basis. We also have eliminated additional monthly custodial and back-up servicing fees that existed under the ARES facility. The recognition of the $1.9 million acceleration of unamortized debt issuance costs as well as the additional administrative expenses associated with unwinding the custodial relationship and file warehousing made for significant one-time expense recognition of approximately $0.1 million. We believe the material cost savings of the new facility absolutely offset this initial expense recognition.”

“Additionally, we saw our payroll expenses increase by more than 10%,” Marohn went on to say. “First we increased our employee head count by almost 10%. This was to not only support our branch expansion efforts but also to staff support departments that have assisted in the origination growth we have and will continue to enjoy. Second, in this highly competitive employment market we are being proactive to ensure we are offering competitive compensation at all levels, allowing us to avoid significant turnover. So far our efforts on this second point have been particularly successful.”

“The continued positive portfolio results along with the large increase in both Direct and Indirect originations are the real news from this Quarter. We have not only outperformed year-over-year originations in both categories but have actually out produced each of the last 3 years for the same period. We recently opened our 47th office in Houston, TX,” continued Marohn. “We continue to pursue expansion efforts in several markets. We are maintaining historically low credit losses. We are starting to enjoy origination growth from both product lines. The increased investment and emphasis on employee training and development is yielding improved results. These are all positive indicators as we head into our 4th Quarter of this fiscal year.”

Non-GAAP financial measures

From time-to-time the Company uses certain financial measures derived on a basis other than generally accepted accounting principles (“GAAP”), primarily by excluding from a comparable GAAP measure certain items the Company does not consider to be representative of its actual operating performance. Such financial measures qualify as “non-GAAP financial measures” as defined in SEC rules. The Company uses these non-GAAP financial measures in operating its business because management believes they are less susceptible to variances in actual operating performance that can result from the excluded items and other infrequent charges. The Company may present these financial measures to investors because management believes they are useful to investors in evaluating the primary factors that drive the Company’s core operating performance and provide greater transparency into the Company’s results of operations. However, items that are excluded and other adjustments and assumptions that are made in calculating these non-GAAP financial measures are significant components to understanding and assessing the Company’s financial performance. Such non-GAAP financial measures should be evaluated in conjunction with, and are not a substitute for, the Company’s GAAP financial measures. Further, because these non-GAAP financial measures are not determined in accordance with GAAP and are, thus, susceptible to varying calculations, any non-GAAP financial measures, as presented, may not be comparable to other similarly titled measures of other companies.

Key Performance Indicators on Contracts Purchased
(Purchases in thousands)
	Number of		Average
Fiscal Year	Contracts	Principal Amount	Amount	Average	Average	Average
/Quarter	Purchased	Purchased#	Financed*^	APR*	Discount%*	Term*
2022	5,389	$58,665	$10,906	23.1%	6.8%	47
3	1,735	19,480	11,228	23.1%	6.8%	47
2	1,707	18,880	11,061	23.0%	6.7%	47
1	1,947	20,305	10,429	23.2%	7.0%	46
2021	7,307	$74,025	$10,135	23.4%	7.5%	46
4	2,429	24,637	10,143	23.2%	7.5%	46
3	1,483	15,285	10,307	23.4%	7.5%	46
2	1,709	17,307	10,127	23.5%	6.8%	46
1	1,686	16,796	9,962	23.5%	8.0%	46
2020	7,647	$76,696	$10,035	23.4%	7.9%	47
4	1,991	19,658	9,873	23.5%	7.9%	46
3	1,753	17,880	10,200	23.3%	7.6%	47
2	2,011	20,104	9,997	23.5%	7.9%	46
1	1,892	19,054	10,071	23.4%	8.3%	47
2019	7,684	$77,499	$10,091	23.6%	8.2%	47

Key Performance Indicators on Direct Loans Originated (Originations in thousands)
	Number of	Principal
Fiscal Year	Loans	Amount	Average Amount	Average	Average
/Quarter	Originated	Originated	Financed*^	APR*	Term*
2022	5,186	$21,282	$4,173	30.6%	25
3	2,282	8,505	3,727	31.8%	24
2	1,588	7,040	4,433	30.0%	26
1	1,316	5,737	4,359	30.1%	25
2021	3,497	$14,148	$4,131	29.6%	25
4	753	3,284	4,362	29.6%	25
3	1,265	4,605	3,641	30.9%	22
2	924	3,832	4,147	29.2%	25
1	555	2,427	4,373	28.7%	26
2020	3,142	$12,638	$4,017	28.2%	25
4	720	3,104	4,310	28.6%	25
3	1,137	4,490	3,949	28.4%	24
2	739	2,988	4,043	27.4%	25
1	546	2,056	3,765	28.2%	24
2019	1,918	$7,741	$4,036	26.4%	26

*Each average included in the tables is calculated as a simple average.

^Average amount financed is calculated as a single loan amount.

#Bulk portfolio purchase excluded for period-over-period comparability

Nicholas Financial, Inc. (NASDAQ:NICK) is a specialized consumer finance company, operating branch locations in both Southeastern and Midwestern U.S. States. The Company engages primarily in acquiring and servicing automobile finance installment contracts (“Contracts”) for purchases of used and new automobiles and light trucks. Additionally, Nicholas Financial originates direct consumer loans (“Direct Loans”) and sells consumer-finance related products. For an index of Nicholas Financial, Inc’s new releases or to obtain a specific release, please visit our website at www.nicholasfinancial.com.

Cautionary Note regarding Forward-Looking Statements

This press release may contain various “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, that represent the Company’s current expectations or beliefs concerning future events. Statements other than those of historical fact, as well as those identified by words such as “anticipate,” “estimate,” intend,” “plan,” “expect,” “project,” “believe,” “may,” “will,” “should,” “would,” “could,” “probable” and any variation of the foregoing and similar expressions are forward-looking statements. Such forward-looking statements are inherently subject to risks and uncertainties. The Company’s actual results and financial condition may differ materially from those indicated in the forward-looking statements. Therefore, you should not rely on any of these forward-looking statements. Important factors that could cause actual results or performance to differ from the expectations expressed or implied in such forward-looking statements include the following: the ongoing impact of the COVID-19 pandemic and the mitigation efforts by governments and related effects on our financial condition, business operations and liquidity, our customers, our employees, and the overall economy; recently enacted, proposed or future legislation and the manner in which it is implemented; changes in the U.S. tax code; the nature and scope of regulatory authority, particularly discretionary authority, that may be exercised by regulators, including, but not limited to, the Securities and Exchange Commission (SEC), Department of Justice, U.S. Consumer Financial Protection Bureau, and individual state regulators having jurisdiction over the Company; the unpredictable nature of regulatory proceedings and litigation; employee misconduct or misconduct by third parties; uncertainties associated with management turnover and the effective succession of senior management; media and public characterization of consumer installment loans; labor unrest; the impact of changes in accounting rules and regulations, or their interpretation or application, which could materially and adversely affect the Company’s reported consolidated financial statements or necessitate material delays or changes in the issuance of the Company’s audited consolidated financial statements; the Company's assessment of its internal control over financial reporting; changes in interest rates; risks relating to the acquisition or sale of assets or businesses or other strategic initiatives, including increased loan delinquencies or net charge-offs, the loss of key personnel, integration or migration issues, the failure to achieve anticipated synergies, increased costs of servicing, incomplete records, and retention of customers; risks inherent in making loans, including repayment risks and value of collateral; cybersecurity threats, including the potential misappropriation of assets or sensitive information, corruption of data or operational disruption; our dependence on debt and the potential impact of limitations in the Company’s amended revolving credit facility or other impacts on the Company's ability to borrow money on favorable terms, or at all; the timing and amount of revenues that may be recognized by the Company; changes in current revenue and expense trends (including trends affecting delinquency and charge-offs); the impact of extreme weather events and natural disasters; changes in the Company’s markets and general changes in the economy (particularly in the markets served by the Company). All forward-looking statements and cautionary statements included in this document are made as of the date hereof based on information available to the Company as of the date hereof, and the Company assumes no obligation to update any forward-looking statement or cautionary statement.

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Nicholas Financial, Inc.

Condensed Consolidated Statements of Income

(Unaudited, Dollars in Thousands, Except Share and Per Share Amounts)

	Three months ended		Nine months ended
	December 31,		December 31,
	2021	2020	2021	2020
Revenue:
Interest and fee income on finance receivables	$12,240	$13,180	$37,406	$41,395
Realized gain on equity investments	-	238	-	238
Unrealized gain on equity investments	-	1,056	-	1,101
Total Revenue	$12,240	$14,474	$37,406	$42,734
Expenses:
Operating expenses	8,863	7,407	25,127	22,881
Provision for credit losses	1,675	650	3,800	7,000
Interest expense	2,613	1,442	4,923	4,660
Total expenses	13,151	9,499	33,850	34,541
(Loss) income before income taxes	(911)	4,975	3,556	8,193
(Benefit) income tax expense	(209)	1,190	926	1,711
Net (loss) income	$(702)	$3,785	$2,630	$6,482
(Loss) earnings per share:
Basic	$(0.09)	$0.49	$0.34	$0.84
Diluted	$(0.09)	$0.49	$0.34	$0.85

Condensed Consolidated Balance Sheets

(Unaudited, In Thousands)

	December 31,	March 31,
	2021	2021
Cash and restricted cash	$6,530	$32,977
Finance receivables, net	165,660	170,318
Repossessed assets	763	685
Operating lease right-of-use assets	4,594	3,392
Other assets	5,039	5,066
Total assets	$182,586	$212,438
Credit facility, net of debt issuance costs	$54,795	$86,154
Note payable	3,244	3,244
Operating lease liabilities	4,681	3,367
Other liabilities	3,451	4,451
Total liabilities	66,171	97,216
Shareholders’ equity	116,415	115,222
Total liabilities and shareholders’ equity	$182,586	$212,438
Book value per share	$15.35	$14.95

	Three months ended		Nine months ended
	December 31,		December 31,
	(In thousands)		(In thousands)
Portfolio Summary	2021	2020	2021	2020
Average finance receivables (1)	$176,949	$192,966	$179,333	$203,996
Average indebtedness (2)	$64,824	$101,522	$72,002	$112,476
Interest and fee income on finance receivables	$12,240	$13,180	$37,406	$41,395
Interest expense	2,613	1,442	4,923	$4,660
Net interest and fee income on finance receivables	$9,627	$11,738	$32,483	$36,735
Portfolio yield (3)	27.67%	27.32%	27.81%	27.06%
Interest expense as a percentage of average finance receivables	5.91%	2.99%	3.66%	3.05%
Provision for credit losses as a percentage of average finance receivables	3.79%	1.35%	2.83%	4.58%
Net portfolio yield (3)	17.97%	22.98%	21.32%	19.43%
Operating expenses as a percentage of average finance receivables	20.04%	15.35%	18.68%	14.96%
Pre-tax yield as a percentage of average finance receivables (4)	(2.07)%	7.63%	2.64%	4.47%
Net charge-off percentage (5)	5.67%	6.30%	4.70%	5.94%
Finance receivables			$176,173	$188,626
Allowance percentage (6)			2.06%	4.81
Total reserves percentage (7)			6.00%	8.76%

Note: All three-month statement of income performance indicators expressed as percentages have been annualized.

(1) Average finance receivables represent the average of finance receivables throughout the period.

(2) Average indebtedness represents the average outstanding borrowings under the Credit Facility. Average indebtedness does not include the PPP loan.

(3) Portfolio yield represents interest and fee income on finance receivables as a percentage of average finance receivables. Net portfolio yield represents (a) interest and fee income on finance receivables minus (b) interest expense minus (c) the provision for credit losses, as a percentage of average finance receivables.

(4) Pre-tax yield represents net portfolio yield minus operating expenses, as a percentage of average finance receivables.

(5) Net charge-off percentage represents net charge-offs (charge-offs less recoveries) divided by average finance receivables, outstanding during the period.

(6) Allowance percentage represents the allowance for credit losses divided by finance receivables outstanding as of ending balance sheet date.

(7) Total reserves percentage represents the allowance for credit losses, purchase price discount, and unearned dealer discounts divided by finance receivables outstanding as of ending balance sheet date.

The following tables present certain information regarding the delinquency rates experienced by the Company with respect to automobile finance installment contracts (“Contracts”) and direct consumer loans (“Direct Loans”), excluding any Chapter 13 bankruptcy accounts:

(In thousands, except percentages)

Contracts	Balance
	Outstanding	30 – 59 days	60 – 89 days	90 – 119 days	120+	Total
December 31, 2021	$153,480	$9,886	$4,176	$1,662	$53	$15,777
		6.44%	2.72%	1.08%	0.03%	10.28%
December 31, 2020	$174,170	$12,914	$4,955	$2,117	$28	$20,014
		7.41%	2.84%	1.22%	0.02%	11.49%

Direct Loans	Balance
	Outstanding	30 – 59 days	60 – 89 days	90 – 119 days	120+	Total
December 31, 2021	$22,545	$636	$199	$130	$0	$965
		2.82%	0.88%	0.58%	0.00%	4.28%
December 31, 2020	$14,227	$442	$188	$110	$4	$744
		3.11%	1.32%	0.77%	0.03%	5.23%

The following table presents selected information on Contracts purchased and Direct Loans originated by the Company:

	Contracts		Direct Loans
	Three months ended		Three months ended
	December 31,		December 31,
	(Purchases in thousands)		(Originations in thousands)
	2021	2020	2021	2020
Purchases/Originations	$19,480	$15,285	$8,505	$4,605
Average APR	23.1%	23.4%	31.8%	30.9%
Average discount	6.8%	7.5%	N/A	N/A
Average term (months)	47	46	24	22
Average amount financed	$11,228	$10,307	$3,727	$3,641
Number of contracts	1,735	1,483	2,282	1,265

	Contracts		Direct Loans
	Nine months ended		Nine months ended
	December 31,		December 31,
	(Purchases in thousands)		(Originations in thousands)
	2021	2020	2021	2020
Purchases/Originations	$58,665	$49,388	$21,282	$10,864
Average APR	23.1%	23.5%	30.6%	29.6%
Average discount	6.8%	7.4%	N/A	N/A
Average term (months)	47	46	25	24
Average amount financed	$10,906	$10,132	$4,173	$4,054
Number of contracts	5,389	4,878	5,186	2,744

The following table presents selected information on the entire Contract and Direct Loan portfolios of the Company:

	Contracts		Direct Loans
	As of		As of
	December 31,		December 31,
Portfolio	2021	2020	2021	2020
Average APR	22.8%	22.7%	29.8%	28.4%
Average discount	7.4%	7.6%	N/A	N/A
Average term (months)	50	51	26	26
Number of active contracts	20,013	23,388	6,103	4,126

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